Exhibit 99.1

Galera Adopts Limited Duration Stockholder Rights Agreement

MALVERN, Pa., May 3, 2024, Galera Therapeutics, Inc. (Nasdaq: GRTX), a biopharmaceutical company focused on developing a pipeline of novel, proprietary therapeutics that have the potential to transform radiotherapy in cancer, today announced that its Board of Directors (the “Board”) has unanimously resolved to adopt a limited duration stockholder rights agreement (the “Rights Agreement”) to protect stockholder interests.

The Board resolved to adopt the Rights Agreement in response to recent accumulations of the Company’s common stock and the Rights Agreement is intended to enable all Galera stockholders to realize the full potential value of their investment in the company and to protect the interests of the company and its stockholders by reducing the likelihood that any person or group gains control of Galera without paying an appropriate control premium. In addition, the Rights Agreement provides the Board with time to make informed decisions that are in the best long-term interests of Galera and its stockholders. It does not deter the Board from considering any offer or proposal that is fair and otherwise in the best interest of Galera stockholders.

In connection with the Rights Agreement, Galera will issue, by means of a dividend, one preferred share purchase right for each outstanding share of Galera common stock to stockholders of record as of the close of business on May 20, 2024. Initially, these rights will not be exercisable and will trade with, and be represented by, the shares of Galera common stock.

The Rights Agreement has an expiration date of May 2, 2025, and the Board will consider whether to terminate the Rights Agreement earlier than such date if warranted.

The Rights Agreement is similar to other rights plans adopted by publicly-held companies. Under the Rights Agreement, the rights generally become exercisable only if a person or group (each, an “acquiring person”) acquires beneficial ownership of ten percent (10%) or more of the outstanding shares of Galera common stock in a transaction not approved by the Board. In that situation, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of Galera common stock at a fifty percent (50%) discount. In addition, the rights also become exercisable if Galera is acquired in a merger or other business combination after an unapproved party acquires more than ten percent (10%) of the outstanding shares of Galera common stock. The Board, at its option, may exchange each right (other than rights owned by the acquiring person that have become void) in whole or in part, at an exchange ratio of one share of Galera common stock per outstanding right, subject to adjustment. Except as provided in the Rights Agreement, the Board is entitled to redeem the rights at $0.001 per right.

If a person or group that beneficially owns ten percent (10%) or more of the outstanding shares of Galera common stock prior to Galera’s announcement of its adoption of the Rights Agreement, then that person’s or group’s existing ownership percentage will be grandfathered at their current ownership levels, although, with certain exceptions, the rights will become exercisable for stockholders other than that person or group, if at any time after the announcement of the adoption of the Rights Agreement such person or group increases its ownership of Galera common stock. Additional information regarding the Rights Agreement will be contained in a current report on Form 8-K to be filed by Galera with the U.S. Securities and Exchange Commission.

Sidley Austin LLP is acting as legal counsel to Galera.

About Galera Therapeutics, Inc.

Galera Therapeutics, Inc. is a biopharmaceutical company focused on developing a pipeline of novel, proprietary therapeutic candidates that have the potential to transform radiotherapy in cancer. Galera’s selective dismutase mimetic product candidate avasopasem manganese (avasopasem) has been in development for radiation-induced and cisplatin-related toxicities. The FDA has granted Fast Track and Breakthrough Therapy designations to avasopasem for the reduction of severe oral mucositis induced by radiotherapy. The Company’s second product candidate, rucosopasem manganese (rucosopasem), has been in development to augment the anti-cancer efficacy of stereotactic body radiation therapy in patients with non-small cell lung cancer and locally advanced pancreatic cancer. Rucosopasem has been granted orphan drug designation and orphan medicinal product designation by the FDA and EMA, respectively, for the treatment of pancreatic cancer. Galera is headquartered in Malvern, PA.

Investor Contacts:

Christopher Degnan

Galera Therapeutics, Inc.

610-725-1500

cdegnan@galeratx.com

William Windham

Solebury Strategic Communications

646-378-2946

wwindham@soleburystrat.com